Exhibit 4.2

FOURTH AMENDMENT TO

LETTER OF CREDIT FACILITY AGREEMENT AND WAIVER

THIS FOURTH AMENDMENT TO LETTER OF CREDIT FACILITY AGREEMENT (the “Fourth Amendment” or this “Amendment”), effective as of the 8th day of November, 2012 (the “Amendment Effective Date”), is entered into by and among BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC, a Texas limited liability company (the “Borrower”), the Guarantors party hereto (the “Guarantors”), the Lenders party hereto (the “Lenders”) and CAPITAL ONE, N.A., as Administrative Agent for the Lenders.

RECITALS

WHEREAS, the Borrower, the Lenders and the Administrative Agent entered into that certain Letter of Credit Facility Agreement dated December 24, 2010 as amended by that First Amendment to Letter of Credit Amendment dated May 31, 2011, that Second Amendment to Letter of Credit Facility Agreement dated December 30, 2011 and that Third Amendment to Letter of Credit Facility Agreement dated May 24, 2012 (as amended and as may be further amended, restated, supplemented or modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has requested the Lenders and the Administrative Agent (i) amend certain provisions of the Credit Agreement including increasing the Commitments to $200,000,000 and (ii) waive compliance with the financial covenants set forth in Sections 9.01(b) and (c) of the Credit Agreement and amend the definition of “Debt” for purposes of calculating such covenants; and

WHEREAS, the Administrative Agent and the Lenders are willing to so amend the Credit Agreement and provide the waivers reflected herein, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Amendment, the Borrower, the Guarantors, the Lenders and the Administrative Agent agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein have the meanings assigned to them in the Credit Agreement.

2. Amendment to Commitment. As of the Amendment Effective Date, the aggregate amount of the Commitments is increased from $135,000,000 to $200,000,000.

3. Annex I. The Credit Agreement is hereby amended by deleting the existing Annex I to the Credit Agreement and inserting in its place Annex I hereto.

4. Amendment to “Change in Control” Definition. The definition of “Change in Control” in Section 1.02 of the Credit Agreement is hereby amended by deleting clause (f) in said definition.

5. Limited Waiver and Covenant Amendment. The Administrative Agent and the Lenders hereby agree that for purposes of calculating the Interest Coverage Ratio and the

Leverage Ratio set forth in Sections 9.01(b) and (c) of the Credit Agreement for the period beginning with the fiscal quarter ended September 30, 2012 and continuing for each fiscal quarter thereafter, the Borrower may exclude preferred stock from the definition of “Debt” in Section 1.02 of the Credit Agreement so long as no dividends were paid with respect thereto and such preferred stock is not redeemable within six (6) months following the Maturity Date. The Administrative Agent and Lenders hereby waive any Event of Default occurring prior to the foregoing amendment and relating to the Interest Coverage Ratio and the Leverage Ratio calculations under Sections 9.01(b) and (c) of the Credit Agreement for the fiscal quarter ended September 30, 2012. The waiver set forth in this Section 2 (the “Default Waiver”) is limited to the extent specifically set forth above and no other terms, covenants or provisions of the Credit Agreement or any other Loan Document are intended to be effected hereby. This Default Waiver shall not apply to any actual or prospective default or violation of any other provision of the Credit Agreement or any other Loan Document. The Default Waiver shall not in any manner create a course of dealing or otherwise impair the future ability of the Administrative Agent or the Lenders to declare a Default or Event of Default under or otherwise enforce the terms of the Credit Agreement or any other Loan Document with respect to any matter other than those specifically and expressly waived in the Default Waiver.

6. Ratification. The Borrower and Guarantors hereby ratify all of their respective Obligations under the Credit Agreement and each of the Loan Documents to which it is a party, and agrees and acknowledges that the Credit Agreement and each of the Loan Documents to which it is a party are and shall continue to be in full force and effect as amended and modified by this Amendment. Nothing in this Amendment extinguishes, novates or releases any right, claim, lien, security interest or entitlement of any of the Lenders or the Administrative Agent created by or contained in any of such documents nor is the Borrower nor any Guarantor released from any covenant, warranty or obligation created by or contained herein or therein.

7. Representations and Warranties. The Borrower and Guarantors hereby represent and warrant to the Administrative Agent and the Lenders that (a) this Amendment has been duly executed and delivered on behalf of the Borrower and Guarantors, (b) this Amendment constitutes a valid and legally binding agreement enforceable against the Borrower and Guarantors in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (c) the representations and warranties contained in the Credit Agreement and the Loan Documents are true and correct on and as of the date hereof in all material respects as though made as of the date hereof, (d) except as waived in Section 4 hereof, no Default or Event of Default exists under the Credit Agreement or under any Loan Document and (e) the execution, delivery and performance of this Amendment has been duly authorized by the Borrower and Guarantors.

8. Conditions to Effectiveness. This Amendment shall be effective on the Amendment Effective Date only if the following are satisfied on or before such Amendment Effective Date:

(a)	the receipt by the Administrative Agent of this Amendment fully executed by all parties hereto;

(b)	the receipt by the Administrative Agent of the duly executed Third Amended and Restated Notes payable to the order of each Lender that has requested a Note in a principal amount equal to its Commitment dated as of the date hereof;

(c)	the payment to the Administrative Agent of all fees that are due and all expenses, including any billed fees and disbursements of Andrews Kurth LLP, in connection with this Amendment;

(d)	the receipt by the Administrative Agent of a certificate of the Secretary or an Assistant Secretary of Borrower and each Guarantor setting forth (i) resolutions of its board of directors with respect to the authorization of such Borrower or Guarantor to execute and deliver this Amendment, the Third Amended and Restated Notes and other documents executed in connection with Amendment to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Loan Party (y) who are authorized to sign the Amendment, the Third Amended and Restated Notes and other documents executed in connection with Amendment to which the Borrower and/or each Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Amendment, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws of such Loan Party, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary;

(e)	the receipt by the Administrative Agent of certificates of the appropriate State agencies with respect to the existence, qualification and good standing of Borrower; and

(f)	the receipt by the Administrative Agent of such other documents as the Administrative Agent or its special counsel may reasonably request.

9. Counterparts. This Amendment may be signed in any number of counterparts, which may be delivered in original or facsimile form each of which shall be construed as an original, but all of which together shall constitute one and the same instrument.

10. Governing Law. This Amendment, all Second Amended and Restated Notes, the other Loan Documents and all other documents executed in connection herewith shall be deemed to be contracts and agreements under the laws of the State of Texas and of the United States of America and for all purposes shall be construed in accordance with, and governed by, the laws of Texas and of the United States.

11. Continuing Effect of the Credit Agreement. This Amendment shall not constitute a waiver of any provision not expressly referred to herein and shall not be construed as a consent to any action on the part of the Borrowers or Guarantors that would require a waiver or consent of the Lenders or an amendment or modification to any term of the Loan Documents except as expressly stated herein. Except as expressly modified hereby, the provisions of the Credit Agreement and the Loan Documents are and shall remain in full force and effect.

12. References. The words “hereby,” “herein,” “hereinabove,” “hereinafter,” “hereinbelow,” “hereof,” “hereunder” and words of similar import when used in this Amendment shall refer to this Amendment as a whole and not to any particular article, section or provision of this Amendment. References in this Amendment to an article or section number are to such articles or sections of this Amendment unless otherwise specified.

13. Headings Descriptive. The headings of the several sections and subsections of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

14. Release by Borrower and Guarantors. Borrower and each Guarantor does hereby release and forever discharge the Administrative Agent and each of the Lenders and each affiliate thereof and each of their respective employees, officers, directors, trustees, agents, attorneys, successors, assigns or other representatives from any and all claims, demands, damages, actions, cross-actions, causes of action, costs and expenses (including legal expenses), of any kind or nature whatsoever, whether based on law or equity, which any of said parties has held or may now or in the future own or hold, whether known or unknown, for or because of any matter or thing done, omitted or suffered to be done on or before the actual date upon which this Amendment is signed by any of such parties (i) arising directly or indirectly out of the Credit Agreement, Loan Documents, or any other documents, instruments or any other transactions relating thereto and/or (ii) relating directly or indirectly to all transactions by and between the Borrower or Guarantors or their representatives and the Administrative Agent and each Lender or any of their respective directors, officers, agents, employees, attorneys or other representatives and, in either case, whether or not caused by the sole or partial negligence of any indemnified party. Such release, waiver, acquittal and discharge shall and does include, without limitation, any claims of usury, fraud, duress, misrepresentation, lender liability, control, calling of the Credit Agreement into default, exercise of remedies and all similar items and claims, which may, or could be, asserted by any of the Borrower or Guarantors.

15. Final Agreement of the Parties. THIS AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

BORROWER:

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC, a Texas limited liability company

By:	/s/ John Hoffman
Name:	John Hoffman
Title:	President and Chief Executive Officer

GUARANTORS:

BLACK ELK ENERGY FINANCE CORP., a Texas corporation

By:	/s/ John Hoffman
Name:	John Hoffman
Title:	President

BLACK ELK ENERGY LAND OPERATIONS, LLC, a Texas limited liability company

By:	/s/ John Hoffman
Name:	John Hoffman
Title:	President

Signature Page to Fourth Amendment to Letter of Credit Facility Agreement and Waiver

ADMINISTRATIVE AGENT, ISSUING BANK AND LENDER:

CAPITAL ONE, N.A.

By:	/s/ Scott L. Joyce
Name:	Scott L. Joyce
Title:	Senior Vice President

Signature Page to Fourth Amendment to Letter of Credit Facility Agreement and Waiver

EXHIBIT A

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

Name of Lender	Applicable Percentage	Maximum Credit Amount
Capital One, N.A.	100.00%	$200,000,000.00
TOTAL

	100.00%	$200,000,000.00